Exhibit 10.2

BLACKROCK HOLDCO 2, INC.
c/o BlackRock Financial Management, Inc.
40 East 52nd Street
New York, NY  10022

February 29, 2008

Anthracite Capital, Inc.
c/o BlackRock Financial Management, Inc.
40 East 52nd Street
New York, NY 10022

Re:           Up to $60,000,000 Revolving Credit Facility

Gentlemen:

This letter (this “Fee Letter”) sets forth certain fees payable by you in connection with the financing proposed to be provided to you pursuant to that certain Commitment Letter, dated as of the date hereof (the “Commitment Letter”), between BlackRock Holdco 2, Inc. (“Lender”) and you.  Capitalized terms used herein without definition have the meanings ascribed to them in the Commitment Letter.

By accepting the Commitment Letter, you agree to pay the fees set forth below in accordance with the terms of this Fee Letter and the Commitment Letter.

Commitment Fee:
In consideration of Lender issuing the Commitment Letter and reserving the funds for the Credit Facility, by signing below and signing the Commitment Letter, Borrower agrees to pay Lender a non-refundable commitment fee of $300,000 (the “Commitment Fee”) to be paid upon the earlier of the closing of the Credit Facility or Borrower failing to close if Lender is ready, willing and able to close the Credit Facility upon the terms and conditions of the Commitment Letter.  Notwithstanding the foregoing, the Commitment Fee shall not be payable if the Credit Facility fails to close due to events beyond the control of Borrower.

Unused Facility Fee:	Borrower shall pay a fee on the unused portion of the Credit Facility of fifteen (15) basis points. This fee shall be paid quarterly in arrears.
Extension Fee:
Prior to the commencement of an extension period pursuant to the Commitment Letter, the Borrower shall pay an extension fee (the “Extension Fee”) equal to 0.25% of the Commitment Amount with respect to each extension period.

The fees payable pursuant to this Fee Letter shall be fully earned and non-refundable when paid and shall be in addition to any fees referred to in the Commitment Letter. Payment of the foregoing fees will not be subject to counterclaim or set-off for, or be otherwise affected by, any claim or dispute relating to any other matter.

Your agreement under this Fee Letter shall be legally binding upon and enforceable against you and your successors and assigns, may be enforced by us and our successors and assigns, and shall be enforceable without regard to any act, event or circumstance except as expressly set forth herein. This Fee Letter is an integral part of the Commitment Letter.

This Fee Letter is delivered to you upon the condition that, prior to your acceptance of this Fee Letter, neither the existence of this Fee Letter nor any of its contents shall be made publicly available except (i) as required by applicable securities laws, (ii) as may be compelled to be disclosed in a judicial or administrative proceeding or as otherwise required by law and (iii) on a confidential and “need to know” basis, to your directors, officers, employees, advisors (including accountants and legal counsel) and agents.

Each party hereto irrevocably waives all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this Fee Letter or the transactions contemplated hereby or the actions of the parties hereto or any of their affiliates in the negotiation, performance or enforcement of this Fee Letter.

This Fee Letter shall be governed by and construed in accordance with the law of the State of New York.

This Fee Letter may be executed in any number of counterparts, each of which shall be an original and all of which, when taken together, shall constitute one agreement

[signature page follows]

Very truly yours,

BLACKROCK HOLDCO 2, INC.

By:	/s/ Ann Marie Petach
Name:	Ann Marie Petach
Title:	Managing Director

Accepted and agreed this
29th day of February, 2008

ANTHRACITE CAPITAL, INC.

By:	/s/ James J. Lillis
Name:	James J. Lillis
Title:	Chief Financial Officer